                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant  [ ]

CHECK THE APPROPRIATE BOX:

[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  ADVOCAT INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                                  ADVOCAT INC.
                       277 MALLORY STATION ROAD, SUITE 130
                            FRANKLIN, TENNESSEE 37067


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 27, 2000

         Notice is hereby given that the Annual Meeting of Stockholders of Advocat Inc. (the "Company") will be held at 1800 AmSouth Center, Nashville, Tennessee on July 27, 2000, at 9:00 a.m. Central Daylight Time, for the following purposes:

    1. To elect two Class 3 directors and one Class 2 director to hold office for a three (3) year term and a two (2) year term, respectively, until their successors are duly elected and qualified;

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on June 19, 2000 will be entitled to vote at the meeting.

        The Company's Board of Directors urges all stockholders of record to exercise their right to vote at the meeting personally or by proxy. Accordingly, we are sending you the accompanying Proxy Statement and the enclosed proxy card.

        Your attention is directed to the Proxy Statement accompanying this notice for a statement regarding matters to be acted upon at the meeting.

                                      By Order of the Board of Directors,

                                      James F. Mills, Jr.
                                      Secretary

Franklin, Tennessee
June 21, 2000

         YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT.

                                  ADVOCAT INC.
                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advocat Inc., a Delaware corporation, with its principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 (together with its subsidiaries, "Advocat" or the "Company"), to be used at the Annual Meeting of Stockholders to be held on July 27, 2000, at 9:00 a.m. Central Daylight Time and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement and form of proxy are being mailed to stockholders on or about June 27, 2000.

         A stockholder who executes a proxy has the right to revoke the proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing a proxy bearing a later date, or by attending the Annual Meeting of Stockholders and voting in person. Proxies will be voted in accordance with instructions noted on the proxies. Unless otherwise specifically instructed in the proxies, it is the intention of the persons named in the proxy to vote all proxies received by them FOR THE ELECTION OF THE NOMINEES NAMED HEREIN WHO ARE STANDING FOR ELECTION AS CLASS 3 DIRECTORS and ONE CLASS 2 DIRECTOR. Management does not know of any other matters that will be presented for action at the Annual Meeting of Stockholders. If any other matter does come before the meeting, however, the persons appointed in the proxy will vote in accordance with their best judgment on such matter.

         The cost of this proxy solicitation will be borne by the Company. It is contemplated that proxies will be solicited solely by mail. Banks, brokers and other custodians will be requested to forward proxy soliciting materials to their customers where appropriate, and the Company will reimburse such banks, brokers, and custodians for their reasonable out-of-pocket expenses in sending the proxy materials to beneficial owners of the Company's shares.

                       SUMMARY OF MATTERS TO BE CONSIDERED

         At the Annual Meeting of Stockholders, the stockholders of the Company will be asked to vote on the election of two nominees to serve as Class 3 directors for a three-year term and until their successors are duly elected and qualified and one nominee to serve as a Class 2 director for a two-year term and until his successor is duly elected and qualified (see "Proposal 1: Election of Directors").

                                     VOTING

         Stockholders of record as of June 19, 2000 will be entitled to vote at the annual meeting. At the close of business on that day, there were outstanding 5,491,621 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote, which may be given in person or by proxy authorized in writing. The Company has no other classes of voting stock issued. The Company has the authority to issue shares of preferred stock in one or more series, although no series of preferred stock has been designated or issued.

         To vote by proxy, a stockholder should complete, sign, date and return the enclosed proxy to the Secretary of the Company. The Board of Directors urges you to complete the proxy card whether or not you plan to attend the meeting. If you attend the meeting in person, you may, if you wish, vote in person on all matters brought before the meeting even if you have previously delivered your proxy. Any stockholder who has given a proxy may revoke it any time prior to its exercise by filing an instrument revoking it with the Secretary of the Company, by duly executing a proxy bearing a later date, or by attending the meeting and voting in person. The mere presence at the meeting of a stockholder who has appointed a proxy will not revoke the appointment.

         The director nominees will be elected by a plurality of the votes cast by the holders of the Common Stock present or represented and entitled to vote at the annual meeting. All other matters submitted to the stockholders will be approved by the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting of Stockholders. Abstentions and broker non-votes will not be counted as affirmative votes, but will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes have no legal effect on the election of directors. On matters requiring majority vote for approval, abstentions, and broker non-votes have the effect of negative votes.

                          STOCK OWNERSHIP OF DIRECTORS,
                    EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

         The table below sets forth, as of March 31, 2000, the number and percentage of outstanding shares of the Company's Common Stock owned by all persons known to the Company to be holders of 5% or more of such securities, by each director, by each of the executive officers named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, all holdings are of record and beneficial.

                                                                    NUMBER OF
                                                                     SHARES         PERCENTAGE
                                                                   BENEFICIALLY   SHARES OF TOTAL
NAME                                                                 OWNED(1)     OUTSTANDING(2)
----                                                                 --------     --------------
Charles W. Birkett, M.D. (3) ...................................     344,882           6.0%

Mary Margaret Hamlett (4) ......................................     240,715           4.3%

Paul Richardson (5) ............................................     225,620           4.1%

Edward G. Nelson (6) ...........................................      23,000            *

William C. O'Neil, Jr. (6) .....................................      20,000            *

J. Bransford Wallace (7) .......................................      17,000            *

Charles H. Rinne (8) ...........................................      16,667            *

All directors and executive officers as a group (7 persons) (10)     887,884          16.2%

*        less than 1%

(1) Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2) The percentages shown are based on 5,491,693 shares of Common Stock outstanding plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of March 31, 2000.

(3) Includes 85,000, 50,000, 50,000 and 50,000 shares purchasable upon exercise of options at exercise prices of $9.50, $9.75, $10.0625 and $1.8125 per share, respectively, issued under the Key Personnel Plan and 15,000, 1,000, 1,000, 1,000, 1,000, 667, and 333 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, $5.5625 and $.15 per share, respectively, issued under the 1994 Nonqualified Stock Option Plan for Directors (the "Director Plan").

(4) Includes 65,000, 20,000, and 25,000 shares purchasable upon exercise of options at exercise prices of $9.50, $9.75, and $10.0625 per share, respectively, issued under the Key Personnel Plan and 15,000, 1,000, 1,000, 1,000, 1,000, and 1,000 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, and $5.5625 per share, respectively, issued under the Director Plan. Ms. Hamlett resigned as Director, Executive Vice President, Secretary and Chief Financial Officer effective June 30, 1999.

(5) Includes 85,000, 30,000, 25,000 and 13,333 shares purchasable upon exercise of options at exercise prices of $9.50, $9.75, $10.0625 and $1.8125 per share, respectively, issued under the Key Personnel Plan and 15,000, 1,000, 1,000, 1,000, 1,000, 667 and 333 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, $5.5625 and $.15 per share, respectively, issued under the Director Plan.

(6)      Includes 15,000, 1,000, 1,000, 1,000, 1,000, 667, and 333 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, $5.5625 and $.15 per share, respectively, issued under the Director Plan.

(7) Includes 15,000, 1,000, 667 and 333 shares purchasable upon exercise of options at an exercise price of $9.25, $8.3125, $5.5625, and $.15 per share issued under the Director Plan. Mr. Wallace was elected to fill a vacancy on the Board of Directors on February 24, 1997.

(8) Includes 16,667 shares purchasable upon exercise of options at an exercise price of $1.875 issued under the Key Personnel Plan.

(9) Includes 8,333 shares purchasable upon exercise of options at an exercise price of $1.75 per share issued under the Key Personnel Plan.

(10) Includes 405,000 and 97,000 shares purchasable upon exercise of options issued under the Key Personnel Plan and the Director Plan, respectively.

                               EXECUTIVE OFFICERS

         The following table sets forth, as of January 1, 2000, the Company's executive officers:

NAME OF OFFICER               AGE     OFFICER SINCE    POSITION WITH THE COMPANY
---------------               ---     -------------    -------------------------
Dr. Charles W. Birkett        63        Inception      Chief Executive Officer and Chairman of the Board of
                                                       Directors of the Company; President, Chief Executive
                                                       Officer and a Director of Diversicare from September
                                                       1991 to May 1994; Director of Counsel Corporation
                                                       from 1983 to May 1994; Chairman of the Board of
                                                       Directors and Chief Executive Officer of Diversicare
                                                       Management Services ("DMS") from September 1991
                                                       to present; Chairman of the Board of Directors and
                                                       Chief Executive Officer of Diversicare Leasing Corp.
                                                       ("DLC") from May 1994 to present; and President of
                                                       Diversicare Incorporated ("DINC") from February
                                                       1980 to May 1994.

Paul Richardson                 5      Inception       Executive Vice President and a Member of the Board
                                                       of Directors of the Company; President and Chief
                                                       Executive Officer of the Company's Canadian
                                                       operating subsidiary; President and Chief Operating
                                                       Officer of the Company from May 1994 through
                                                       February 1997; Executive Vice President of
                                                       Diversicare from September 1991 to May 1994;
                                                       President of DMS from November 1991 through
                                                       February 1997; President of DLC from May 1994
                                                       through February 1997; Executive Vice President of
                                                       DINC from March 1991 to May 1994.

Richard B. Vacek, Jr.           5    August 16, 1999   Executive Vice President, Chief Financial Officer and
                                                       Secretary since August 16, 1999. From 1989 to 1999,
                                                       Mr. Vacek was Director, Executive Vice President and
                                                       Chief Financial Officer for Horace Small Apparel
                                                       PLC. From 1984 to 1989 he was Director, Senior
                                                       Vice President and Chief Financial Officer of
                                                       Cambridge Group, Inc. Mr. Vacek is a certified public
                                                       accountant. Mr. Vacek resigned from the Company
                                                       effective January 28, 2000.

Charles H. Rinne                5    June 28, 1999     President and Chief Operating Officer since June
                                                       1999. From 1996 to 1999 Mr. Rinne was Executive
                                                       Vice President and Chief Operational Officer for
                                                       Britthaven Inc. Mr. Rinne was Director of Operations
                                                       at Hillhaven Inc. from 1994 to 1996; President at
                                                       Senior Dynamics Inc. from 1991 to 1994, and Senior
                                                       Vice President at Sterling Care Inc. from 1989 to
                                                       1991.

NAME OF OFFICER               AGE     OFFICER SINCE    POSITION WITH THE COMPANY
---------------               ---     -------------    -------------------------
James F. Mills, Jr.           53     January 31, 2000  Vice President and Corporate Controller since
                                                       January 1, 2000. Mr. Mills became Acting Chief
                                                       Financial Officer of the Company on January 28,
                                                       2000, and was appointed Senior Vice President and
                                                       Chief Financial Officer on May 23, 2000. Mr. Mills
                                                       was Vice President and Corporate Controller for
                                                       Horace Small Apparel, PLC from 1995 through 1999.
                                                       From 1985 through 1995 he was Vice President of
                                                       Finance ans Senior Vice President of Operations for
                                                       Globe Business Furniture, Inc. Mr. Mills is a certified
                                                       public accountant.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation for the services in all capacities to the Company for the three fiscal years ended December 31, 1999, of the individual who served as the Company's chief executive officer during the 1999 fiscal year and of the other individuals who served the Company as executive officers as of the end of the 1999 fiscal year or during the 1999 fiscal year and met the reporting requirements.

                           SUMMARY COMPENSATION TABLE

                                          Annual Compensation                                 Long-Term Compensation
                             -----------------------------------------------   -----------------------------------------------------
                                                                                        Awards                     Payouts
                                                                               -----------------------    --------------------------
                                                                  Other                     Securities
                                                                  Annual       Restricted   Underlying                   All Other
   Name and Principal                                          Compensation       Stock       Options/       LTIP      Compensation
        Position             Year (1)   Salary($)  Bonus($)       ($)(1)         Awards($)     SARs(#)    Payouts($)      ($)(2)
        --------             --------   ---------  --------    ------------    ------------  ----------    ----------   ------------
Dr. Charles W. Birkett(3)(4)  1999      325,000      --            --               --         76,000
   Chairman of the Board      1998      325,000      --            --               --         51,000            --        22,308
   of Directors, Chief        1997      275,625      --            --               --          1,000            --        19,697
   Executive Officer,
   President and Chief
   Operating Officer

Paul Richardson(3)            1999      106,060    12,438          --               --         21,000            --         4,940
   Executive Vice President,  1998       94,256    10,436          --               --         26,000            --         4,933
   Director, and Chief        1997      105,847    11,012          --               --          1,000            --         5,236
   Executive Officer of the
   Company's Canadian
   operating subsidiary

Mary Margaret Hamlett(5)      1999       90,000      --            --               --          --               --       256,284
   Executive Vice President,  1998      180,000      --            --               --         26,000            --        11,225
   Chief Financial Officer,   1997      165,375      --            --               --          1,000            --        10,312
   Secretary, and Director

Charles H. Rinne(4)           1999      108,173      --            --               --         50,000            --           242
   President and Chief
   Operating Officer

(1) Perquisites for each executive officer are in amounts that do not require disclosure.

(2) Includes matching contributions made under the Company's Supplemental Executive Retirement Plan (at 6% of salary) for Dr. Birkett, $6,000, $19,500 and $16,538 for 1999, 1998 and 1997, respectively, and for Ms.
         Hamlett, $4,154, $10,773 and $9,910 for 1999, 1998 and 1997,
         respectively. The 1999 amounts also include 10% matching contributions of $1,000 each for Dr. Birkett and Ms. Hamlett under the Company's 401K plan. In the case of Mr. Richardson, a Canadian citizen, the amounts include contributions to Mr. Richardson's Registered Retirement Savings Plan of $4,543, $4,545 and $4,874 for 1999, 1998 and 1997,
         respectively. The amount for Ms. Hamlett also includes $249,737 in severance benefits of which $104,912 was accrued but unpaid as of December 31, 1999. The remaining amounts for each individual include payments for life insurance benefits as well as other miscellaneous benefits.

(3) Effective March 1, 1997, Mr. Richardson resigned as President and Chief Operating Officer of the Company and was replaced in those capacities by Dr. Birkett.

(4) Effective June 28, 1999, Dr. Birkett resigned as President and Chief Operating Officer of the Company and was replaced in these capacities by Mr. Rinne.

(5) Ms. Hamlett resigned her positions with the Company and as a Director effective June 30, 1999.

EMPLOYMENT AGREEMENTS

         On May 14, 1994, the Company entered into employment agreements with each of Dr. Birkett and Mr. Richardson. Dr. Birkett serves as Chief Executive Officer of the Company and Mr. Richardson serves as Executive Vice President of the Company and as President and Chief Executive Officer of the Company's Canadian operating subsidiary. The Employment Agreements for Dr. Birkett and Mr. Richardson provide for a base annual salary of $250,000 and $175,000, respectively, which salaries are subject to change by the Company's Compensation Committee. For the year 2000, Dr. Birkett's base annual salary remained at $325,000. Effective January 1, 2000, Mr. Richardson's base annual salary was increased to $158,620 Canadian ($103,653 U.S. at the December 31, 1999 exchange rate). The initial term of the employment agreement for Dr. Birkett expired on the third anniversary of the date of execution thereof. The initial term of the employment agreements for Mr. Richardson expired on the second anniversary of the date of execution thereof. The employment agreements renew automatically for one-year periods unless 30 days notice is given by either the Company or the employee.

         On June 28, 1999, the Company entered into an employment agreement with Mr. Rinne (the "Rinne Employment Agreement") to serve as President of the Company. The Rinne Employment Agreement has an initial term that ends on June 28, 2000 and renews automatically for one-year periods unless 30 days notice is given by either the Company or the employee. The Rinne Employment Agreement provides for a base salary of $225,000 which is subject to change by the Company's Compensation Committee.

         In addition, each of the employment agreements may be terminated by the Company without cause at any time and by the employee as a result of "constructive discharge" (e.g., a reduction in compensation or a material change in responsibilities) or a "change in control" (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination by the Company without cause, at the election of the employee upon a constructive discharge or change in control, or upon the Company giving notice of its intent not to renew his employment agreement, Dr. Birkett shall be entitled to receive a lump sum severance payment in an amount equal to 30 months of his monthly base salary. In the event of a termination by the Company without cause, at the election of the employee upon a constructive discharge or change in control or upon the Company giving notice of its intent not to renew their respective employment agreements, Mr. Richardson and Mr. Rinne shall be entitled to receive a lump sum severance payment in an amount equal to 24 months of his monthly base salary. Furthermore, upon such termination, each employee may elect to require the Company to repurchase options granted to him under the Key Personnel Plan for a purchase price equal to the difference between the fair market value of the Common Stock at the date of termination and the stated option exercise price, provided that such fair market value is above the stated option price. In the event that an employment agreement is terminated earlier by the Company for cause (as defined therein), or by the employee other than upon a constructive discharge or a change in control, the employee shall not be entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of the employee upon a constructive discharge or upon a change in control, the terminated employee is prohibited from competing with the Company for 12 months.

         On June 30, 1999, the Company entered into a Separation Agreement with Ms. Hamlett. Pursuant to the Separation Agreement, Ms. Hamlett resigned her position as Director, Chief Financial Officer, Executive Vice President and Secretary of the Company. The Company agreed (i) to pay Ms. Hamlett a sum equal to one hundred percent (100%) of her annual base salary, including monthly auto allowance, as in effect on the Effective Date, in twelve (12) equal monthly installments, less the usual and customary withholdings; (ii) that all Options issued to Ms. Hamlett under the Option Agreements are fully vested as of the Effective Date, and Ms. Hamlett would have eighteen (18) months to exercise such options; (iii) to pay Ms. Hamlett accrued but unpaid salary, including accrued but unpaid vacation pay, due from the Company through the Effective Date; (iv) to continue providing Ms. Hamlett employee benefits and perquisites to which she is entitled on the Effective Date for twelve (12) months; or until Ms. Hamlett begins receiving similar benefits and perquisites from another employer, whichever is earlier; and (v) to provide continuing coverage under the Company's directors and officers insurance plan.

OPTION GRANTS

         The table below provides information on grants of stock options pursuant to the Key Personnel Plan and the Director Plan during the fiscal year ended December 31, 1999, to the named executive officers reflected in the Summary Compensation Table. The Company grants no stock appreciation rights.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                              Potential
                                                                                                             Realizable
                                                                                                          Value at Assumed
                                                                                                           Annual Rate of
                               Number of      Percent of                                                     Stock Price
                               Securities   Total Options/   Exercise       Market                        Appreciation for
                               Underlying    SARs Granted     of Base      Price on                      Options Term(2)(3)
                                Options      to Employees      Price       Date of    Expiration       --------------------
Name                          granted (1)   in Fiscal Year   ($/Share)      Grant        Date           5%            10%
----                          -----------   --------------   ---------      -----        ----          ------       -------
Dr. Charles W. Birkett         75,000           34.88%        1.8125       1.8125       05/14/09       85,490       216,649
                                1,000(2)         0.47         5.5625       5.5625       12/31/08        3,498         8,865

Charles H. Rinne               50,000           23.26         1.8750       1.8750       06/28/09       58,959       149,413

Mary Margaret Hamlett             -0-             N/A            N/A          N/A            N/A          N/A           N/A

Paul Richardson                20,000            9.30         1.8125       1.8125       05/14/09       22,797        57,773
                                1,000(2)         0.47         5.5625       5.5625       12/31/08        3,498         8,865

(1) The dollar amounts under these columns result from calculations assuming the indicated growth rates in accordance with Securities and Exchange Commission regulations and are not intended to forecast the actual appreciation of the Common Stock.

(2)      Granted pursuant to automatic grants to directors under the Director
         Plan.

OPTION EXERCISES AND VALUES

         The table below provides information as to exercises of options under the Key Personnel Plan and the Director Plan by the named executive officers reflected in the Summary Compensation Table and the year-end value of unexercised options held by such officers. The Company has granted no stock appreciation rights.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF             VALUE OF UNEXERCISED
                                NUMBER OF                UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                               SECURITIES                     OPTIONS/SARS                  /SARS
                               UNDERLYING                  AT FISCAL YEAR-END       AT FISCAL YEAR-END($)(1)
                                 OPTIONS       VALUE   --------------------------  --------------------------
NAME                           EXERCISED(#)  REALIZED  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                           ------------  --------  -----------  -------------  -----------  -------------
Dr. Charles W. Birkett             -0-          -0-      213,333        67,667          -0-          -0-

Paul Richardson                    -0-          -0-      158,334        22,666          -0-          -0-

Mary Margaret Hamlett(2)           -0-          -0-      130,800           -0-          -0-          -0-

Charles H. Rinne                   -0-          -0-       16,667        33,333          -0-          -0-

(1) Options are classified as "in-the-money" if the market value of the underlying Common Stock exceeds the exercise price of the option. The value of such in-the-money options is the difference between the option exercise price and $.14, the per-share market value of the underlying Common Stock as of December 31, 1999. such amounts may not necessarily be realized. Actual values that may be realized, if any, upon the exercise of options will be based on the per-share market price of the Common Stock at the time of exercise and are thus dependent upon future performance of the Common Stock.

(2) Ms. Hamlett resigned effective June 30, 1999. Upon her resignation, Ms. Hamlett's options became fully vested and may be exercised through December 31, 2000.


COMPENSATION COMMITTEE REPORT

         Decisions on compensation of the Company's senior executives, except for decisions related to awards under the Company's Director Plan, are made by the Compensation Committee of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to assure the Board that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively serve the needs of the Company's stockholders and the Company. Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is a report submitted by directors Nelson and O'Neil in their capacity as the Compensation Committee.

Compensation Philosophy and Policies for Executive Officers

         The Company believes that the executive compensation program should align the interests of stockholders and executives. The Company's primary objective is to provide high quality patient care while maximizing stockholder value. The Compensation Committee seeks to forge a strong link between the Company's strategic business goals and its compensation goals.

         The Company's executive compensation program is consistent with the Company's overall philosophy for all management levels. The Company believes that the more employees are aligned with the Company's strategic objectives, as stated below, the greater the Company's success on both a short-term and long-term basis.

         The Company's executive compensation program has been designed to support the overall Company strategy and objective of creating stockholder value by:

         - Emphasizing pay for performance by having a significant portion of executive compensation "at risk."

         - Directly aligning the interest of executives with the long-term interest of stockholders by awarding stock options at current market prices, which have value to the executives only through stock appreciation over the long run.

         - Providing compensation opportunities that attract and retain talented and committed executives on a long-term basis.

         - Appropriately balancing the Company's short-term and long-term business, financial and strategic goals.

         The Company's strategic goals are:

         - Profitability: To maximize financial returns to its stockholders, in the context of providing high quality service.

         - Quality: To achieve leadership in the provision of relevant and high quality health services.

         - Growth: To expand the operations of the Company in such a manner as not to imperil the achievement of other objectives.

         - Stability: To be seen as a desirable employer and a responsible corporate citizen.

         Currently, the Company's executive compensation program is composed of three components: base salary, annual cash incentive (i.e., bonus) and long-term incentive opportunity through nonqualified stock options. When the Company or the individual business units meet or exceed their respective annual operating goals, the annual executive pay targets (i.e., base salary plus incentive) are intended to be market competitive with similar U.S. public health care companies having similar revenues.

Base Salary

       The base salaries of the Company's executives are listed in the Summary Compensation Table in this Proxy Statement and are evaluated annually. In evaluating appropriate pay levels and salary increases for Company executives, the Compensation Committee considers achievement of the Company's strategic goals, level of responsibility, individual performance, internal equity and external pay practices. Regarding external pay practices, the Compensation Committee seeks to confirm base salaries for all executive officers at the market rate, as determined from information gathered by the Company from an independent compensation consulting firm and other outside sources.

Annual Incentives

         Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year. The key operational goals are specific to each executive's area of responsibility. Specific weighting is assigned for identified financial, strategic and management practices goals. At least 80% of the available bonus percentage for each executive is tied to Company profitability, generally defined by achievement of the annual budget as approved by the Board of Directors.

         Company executives may earn a bonus of up to 35% of their annual base salaries based upon achievement of their specific operational goals and achievement by the Company or business unit of its financial targets. At the end of the year, performance against these goals is determined on an arithmetic scale with the pre-established weighting.

         With the exception of Mr. Richardson, no bonuses were awarded to the Company's named executives with respect to 1999, 1998 and 1997. Mr. Richardson was awarded bonuses with respect to his role as Chief Executive Officer of the Company's Canadian operating subsidiary of $12,438, $10,436 and $11,012 for 1999, 1998 and 1997, respectively.

Long-Term Incentives

         The Company's long-term incentive compensation program consists of nonqualified stock options which are related to improvement in long-term stockholder value. Stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. These grants also focus operating decisions on long-term results that benefit the Company and long-term stockholders.

         The option grants to executive officers offer the right to purchase shares of Common Stock at their fair market value on the date of the grant. These options will have value only if the Company's stock price increases. The number of shares covered by each grant is intended to reflect the executive's level of responsibility and past and anticipated contributions to the Company.

         In 1999, the Compensation Committee awarded grants under the Key Personnel Plan to Dr. Birkett, Mr. Richardson, Mr. Rinne and Mr. Vacek of 75,000, 20,000, 50,000 and 25,000, respectively.

Chief Executive Officer Compensation

         Securities and Exchange Commission regulations require corporate compensation committees to disclose the bases for the compensation of a corporation's chief executive officer relative to such corporation's performance.

         Dr. Birkett, the Company's Chief Executive Officer, is eligible to participate in the same executive compensation plans that are available to the other senior executive officers, which plans are described above. The Compensation Committee's general approach in setting Dr. Birkett's annual compensation is derived from the same considerations described above: to be competitive with the compensation plans of other U.S. public health care corporations of similar size while having a large percentage of his annual incentive compensation based upon specific, corporate-wide operating performance criteria.

Tax Regulation as to Limited Deductibility of Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for executive compensation in excess of $1.0 million. It is not anticipated that the Company will pay any of its executive officers compensation in excess of $1.0 million in 2000 and, accordingly, to date the Company has not adopted a policy in this regard.

         THE FOREGOING REPORT IS SUBMITTED BY ALL OF THE MEMBERS OF THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS, WHOSE MEMBERS ARE AS
FOLLOWS: EDWARD G. NELSON AND WILLIAM C. O'NEIL, JR.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely on the Company's review of the copies of Forms 3, 4 and 5 furnished to it and any amendments thereto, or written representations from certain reporting persons that no Form 5's were required for such persons, the Company believes that, during the 1999 fiscal year, its executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee consists of directors Nelson and O'Neil. Former director Morris A. Perlis, an affiliate of Counsel Corporation (together with various of its subsidiaries, "Counsel"), served on the Compensation Committee through May 1995. Former directors Silber and Sonshine are officers and directors of Counsel and certain of its subsidiaries. Mr. Silber and Mr. Sonshine resigned as Directors of the Company on November 26, 1996, at which time the size of the Board of Directors was reduced from eight to six members. Ms. Hamlett resigned as Director of the Company effective June 30, 1999, at which time the size of the Board of Directors was reduced from six to five members.

                        COUNSEL CORPORATION RELATIONSHIP

         Advocat was organized in 1994 with the transfer of the long-term care business of Counsel and Diversicare Inc. ("Diversicare") to the Company. In an initial public offering on May 10, 1994 (the "Offering"), 100% of the Company's Common Stock was sold to the public. Following the Offering, neither Counsel nor Diversicare retained any ownership interest in the Company. Various agreements among the parties (the "Transfer Agreements") governed the Offering and the transfer of certain assets of Counsel and Diversicare to the Company. The Transfer Agreements and certain subsequent agreements and amendments continue to govern various other matters between the Company and Counsel.

         Pursuant to the Transfer Agreements, the Company received the outstanding capital stock of a Counsel subsidiary that held the general partnership interest in a nursing home partnership managed by Advocat and leasehold interests in all of the nursing homes and retirement centers then owned or leased by Counsel. Eleven facilities owned by Counsel are now leased by the Company under three separate leases as follows:

                                                                        APPROXIMATE
            NUMBER OF                        INITIAL OR CURRENT          BASE RENTAL
           FACILITIES       LOCATION             LEASE TERM                PAYMENT
           ----------       --------             ----------                -------
               3             Florida         through August 2002        $963,000/year*

               3             Texas           through May 2004           $205,000/year

               5             Canada          through May 2004           $935,000/year

 * Subject to yearly increases not to exceed 5% of the prior year's rent.

         Pursuant to the Transfer Agreements, Advocat received a management agreement covering seven Canadian facilities affiliated with Counsel. The management agreement is for a term of 10 years through April 2004, with base management fees equal to approximately $692,000 per year (at the December 31, 1999 exchange rate) and an additional incentive management fee equal to 11.8% of net operating income as defined. Management fees generated under this contract in 1999 were approximately $1.2 million.

         Pursuant to the Transfer Agreements, the Company received the leases and all leasehold rights and obligations thereunder previously held by Counsel with respect to 19 nursing homes and two assisted living facilities leased from Omega Healthcare Investors, Inc. ("Omega") under a master lease. In connection therewith, Advocat provided a replacement security deposit letter of credit in the amount of $3.8 million in favor of Omega, assumed all future obligations with respect to the master lease, and agreed to indemnify Counsel and its affiliates with respect to any obligations related to the master lease. The Company also leases from Counsel three Florida facilities encumbered by a participating mortgage in favor of Omega.

         The Company owns all of the outstanding stock of Diversicare General Partner, Inc. ("DGPI"), the corporate General partner of Texas Diversicare Limited Partnership, a Texas limited partnership ("TDLP"), which owns six nursing homes. At the time of the Offering, Counsel and various affiliates owned approximately 31% of the limited partnership interests of TDLP. The Company also received a mortgage on the TDLP properties of approximately $7.3 million, which mortgage calls for monthly principal and interest payments of $73,500. The mortgage balance at December 31, 1999 was approximately $6.7 million.

         The Company has provided a cash flow guarantee to TDLP in a Partnership Services Agreement dated November 2, 1990 (the "TDLP Services Agreement"), obligating the Company to provide monthly, interest-free loans to TDLP (the "Cash Flow Loans") to the extent that 99% of Distributable Cash (as defined in the TDLP Services Agreement) is less than the Guaranteed Monthly Return (as defined in the TDLP Services Agreement). Any Cash Flow Loans made to TDLP will be repaid to the extent that 99% of Distributable Cash exceeds the Guaranteed Monthly Return. The obligation of the Company to TDLP under the cash flow guarantee terminates on August 31, 2001, and any remaining amounts outstanding under the Cash Flow Loans will be forgiven on that date. As of December 31, 1999, the outstanding amount of Cash Flow Loans was approximately $5.6 million. In addition, approximately $1.1 million of management fees due the Company were unpaid at December 31, 1998. Reflecting payment of these management fees would result in a corresponding increase in the Cash Flow Loans. Over the life of TDLP through December 31, 1999, the Company and its predecessors have earned additional management fees in the amount of approximately $3.0 million and have recognized principal amounts under the mortgage in the amount of $774,000. These amounts have been recorded as paid, and there have been corresponding increases to the recorded advances to TDLP as a result. The Company considers such amounts reversible to the extent they have been funded with advances to TDLP.

         Under TDLP's Amended and Restated Partnership Agreement dated August 30, 1991 (the "TDLP Partnership Agreement"), the limited partners of TDLP have the right to cause DGPI to repurchase up to 10% of their partnership units annually for five years (up to a maximum of 50% of the total partnership units outstanding) beginning in January 1997 (the "Put Option"). The 10% maximum per year is not cumulative. The purchase price for the partnership units is based on the "Adjusted Net Unit Price" (as defined in the TDLP Partnership Agreement) plus DGPI's assumption of a pro rata portion of the Cash Flow Loans and the mortgage receivable. Units purchased by DGPI under the Put Option do not have voting rights with respect to any matters coming before TDLP's limited partners. Pursuant to its repurchase obligation under the Put Option, the Company purchased 2.6% of the TDLP's partnership units in January 1999 and 10% in both January 1998 and January 1997 for approximately $160,000, $625,000, and $650,000 in cash, respectively, plus assumption of pro rata portions of the Cash Flow Loans of $110,000, $320,000, and $270,000, respectively, and the mortgage receivable of approximately $180,000, $700,000, and $710,000, respectively. No partnership units were put to the Company for repurchase in January 2000. It is uncertain whether the Company will be required to repurchase additional partnership units in January 2001 (and assume additional amounts under the Cash Flow Loans and mortgage receivable) and to make additional Cash Flow Loans.

         Diversicare Canada Management Services Co., Inc., an indirect, wholly-owned subsidiary of the Company ("DCMS"), manages two facilities owned by Diversicare VI, an affiliate of Diversicare, pursuant to a Management and Guaranteed Return Loan Agreement dated as of November 30, 1985, as amended (the "Guaranteed Return Loan Agreement"), which expires on December 31, 2005. In connection with the Guaranteed Return Loan Agreement, DCMS loaned Diversicare VI approximately $800,000 to repay indebtedness to Counsel and, additionally, $750,000 to make expansions and improvements upon the two managed facilities. These loans are secured by second, third and fourth mortgage security interests in the assets of Diversicare VI. Each loan bears interest at 8% and is being repaid over the life of the Guaranteed Return Loan Agreement. The balance due from Diversicare VI with respect to these loans totaled approximately $929,000 at December 31, 1999.

         Under the Guaranteed Return Loan Agreement, DCMS is entitled to receive a management incentive fee through the Guarantee Period based on Diversicare VI's distributable cash and proceeds of sales or refinancings, net of various expenses and distributions. Pursuant to an Agreement with DCMS dated February 6, 1995, Counsel is entitled to receive 50% of DCMS's incentive management fees payable under the Guaranteed Return Loan Agreement after payment to DCMS of $107,000 Canadian (approximately $74,000 U.S.) per year. The Guaranteed Return Loan Agreement generated revenues to DCMS for the year ended December 31, 1999 of approximately $557,000, including management incentive fees. During the Guarantee Period, DCMS may not distribute to its shareholder (Diversicare Leasing Corp., a wholly-owned subsidiary of Advocat) more than 25% of DCMS's pre-tax profits.

         Pursuant to the Transfer Agreements, the Company has been granted the right to offset against payments owed from the Company to Counsel and Counsel has been granted the right to offset against payments owned from Counsel to the Company, up to $1.0 million Canadian (approximately $692,000 U.S.) per year to the extent that either party does not receive the payment of the obligations owned by either party to the other. The terms of the offset agreement provide that the party exercising offset rights will not be in default with respect to its obligations to the other party to the extent such obligations are not paid pursuant to the provisions of the offset. The obligations of the Company to Counsel under the leases and management contracts between the Company and Counsel provide that a default under one agreement constitutes a default under each of the leases and management contracts.

         In February 1996, Counsel made certain claims with respect to the leases and management contracts to which it and the Company are a party. The Company's Board of Directors created a special committee of Directors not affiliated with management of the Company or Counsel to review such claims. During the year, the special committee reviewed various documentation and met with representatives from both the Company and Counsel. As a result of the work of the special committee, Counsel voluntarily withdrew one of the two claims made against the Company. In November 1996, Mr. Silber and Mr. Sonshine resigned from the Board of Directors of the Company, and subsequently, the special committee concluded its review of these matters. In February 1997, the remaining claim by Counsel was submitted to the American Arbitration Association under the alternative resolution dispute provisions of the original management contract, which claim was settled in the Company's favor during 1998.

                              CERTAIN TRANSACTIONS

         Mr. Wallace, a director of the Company is Chairman Emeritus of Willis Corporation ("Willis"). Beginning in early 2000, Willis provides the Company with substantially all of its liability insurance and provides the Company with certain bonds required in the operation of the Company's business. The Company believes the cost of these products and services are consistent with the cost from an independent third-party. Mr. Wallace abstains from voting with respect to all transactions between the Company and Willis.

         The Company owns a 32% equity interest in The Concorde Joint Venture ("Concorde") a retirement home located in Penticton, British Columbia. The Company also manages Concorde pursuant to a 5 year management agreement which provides for management fees of 3% of gross revenues plus 5% of operating income. The Dr. Birkett and Mr. Richardson each own an approximate 4% interest in Concorde. During 1999, the Concorde paid $60,000 (Canadian) in management fees to the Company. The Company believes the terms of the management agreement are consistent with similar management agreements between unrelated parties.

         In connection with an acquisition, effective October 1, 1997, the Company entered into leases with or obtained subleases from the former principal owners of Pierce Management Group with respect to 14 assisted living facilities, an office building, and a manager's home. These leases provide for annual payments of approximately $4.0 million. Effective with the acquisition, Guy Pierce and A. Steve Pierce entered into a two-year employment agreement and a three-year consulting agreement, respectively, with the Company. Although his employment agreement has expired, Guy Pierce continues in the employ of the Company overseeing the Company's assisted living operations in the United States.

         For a discussion of the relationships between the Company and its other affiliates, directors, officers, and principal stockholders, please see "Stock Ownership of Directors, Executive Officers and Principal Holders," "Executive Officers," "Proposal 1: Election of Directors," "Compensation Committee Interlocks and Insider Participation" and "Counsel Corporation Relationship."

                             STOCK PERFORMANCE GRAPH

       The graph below compares the cumulative total return of the Company with that of the S&P Smallcap 600 Index, a peer group index for the last five years. Cumulative return assumes $100 invested in the Company or respective index on December 31, 1994 with dividend reinvestment through December 31, 1999. The peer group includes Beverly Enterprises, Inc.; HCR Manor Care, Inc.; Integrated Health Services, Inc.; Mariner Post-Acute Network, Inc.; National Healthcare Corp.; and Sun Healthcare Group, Inc.

       To date, the Company has not tied executive compensation to stock performance. The future impact of stock performance on executive compensation, if any, will be determined by the Compensation Committee and management.

                                           Cumulative Total Return
                           ----------------------------------------------------
                            12/94    12/95    12/96    12/97    12/98     12/99
                           ------    -----    -----    -----    -----     -----
ADVOCAT INC.               100.00    84.76    55.24    64.76    41.90      1.18
PEER GROUP                 100.00    81.76    93.00   118.14    57.42     23.54
S & P SMALLCAP 600         100.00   129.96   157.67   198.01   203.41    228.64

                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

         All directors generally hold office for three-year terms and then until their successors have been duly elected and qualified. The Board of Directors of the Company is divided into three classes. The term of the Class 1 director will expire at the 2001 Annual Meeting of Stockholders; the term of the Class 2 director will expire at the 2002 Annual Meeting of Stockholders; and the term of the Class 3 directors will expire at this Annual Meeting of Stockholders (and in all cases when their respective successors are duly elected and qualified). At each annual meeting, successors to the class of directors whose term expires at such meeting will be elected to serve for a three-year term and until their successors are duly elected and qualified.

         Directors who are not officers, employees or consultants of the Company (currently directors Nelson, O'Neil and Wallace) receive a director's fee of $10,000 annually, $1,000 per board meeting attended and $500 per committee meeting attended (except when held on the same day as board meetings). Directors who are officers or employees of the Company or its affiliates have not been compensated separately for services as a director.

         The Board of Directors proposes that two nominees indicated below be elected as a Class 3 directors to serve for a three-year term and one nominee be elected as a Class 2 Director to serve for a two-year term of two years and until their successors are duly elected and qualified. Dr. Birkett, Mr. Richardson and Mr. Nelson are currently Class 3 directors. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may recommend.

        NOMINEES FOR ELECTION OF CLASS 3 DIRECTORS AND CLASS 2 DIRECTORS

NAME OF NOMINEE               AGE     DIRECTOR SINCE      PRINCIPAL OCCUPATION LAST FIVE YEARS
---------------               ---     --------------      ------------------------------------
CLASS 3 DIRECTORS:

Charles W. Birkett, M.D.      63       Inception          Chief Executive Officer and Chairman of
                                                          the Board of Directors of the Company;
                                                          President, Chief Executive Officer and a
                                                          director of Diversicare from September
                                                          1991 to May 1994; Director of Counsel
                                                          Corporation from 1983 to May 1994;
                                                          Chairman of the Board of Directors and
                                                          Chief Executive Officer of DMS from
                                                          September 1991 to present; Chairman of the
                                                          Board of Directors and Chief Executive
                                                          Officer of DLC from May 1994 to present;
                                                          and President of DINC from February 1980
                                                          to May 1994.


NAME OF NOMINEE               AGE     DIRECTOR SINCE      PRINCIPAL OCCUPATION LAST FIVE YEARS
---------------               ---     --------------      ------------------------------------
Edward G. Nelson              68       Inception          Member of the Board of Directors of the
                                                          Company; Chief Executive Officer and
                                                          President of Nelson Capital Corp., a
                                                          merchant banking firm, from January 1985
                                                          to present; Director of Central Parking
                                                          Systems, Inc., an operator of parking
                                                          facilities ("Central Parking"); Director
                                                          of Berlitz International, Inc., a language
                                                          services company; Director of ClinTrials
                                                          Research, Inc. a contract research
                                                          organization ("ClinTrials"); Trustee of
                                                          Vanderbilt University.

CLASS 2 DIRECTOR:

Paul Richardson(1)            51       Inception          Executive Vice President and a Member of the
                                                          Board of Directors of the Company; President
                                                          and Chief Executive Officer of the Company's
                                                          Canadian operating subsidiary; President and
                                                          Chief Operating Officer of the Company from
                                                          May 1994 through February 1997; Executive
                                                          Vice President of Diversicare from September
                                                          1991 to May 1994; President of DMS from
                                                          November 1991 through February 1997;
                                                          President of DLC from May 1994 through
                                                          February 1997; Executive Vice President of
                                                          DINC from March 1991 to May 1994.

----------------

(1) Paul Richardson is currently a Class 3 director, however, in order to equalize the size of the classes of directors as required by the Company's Certificate of Incorporation, Mr. Richardson will be elected as a Class 2 director and will serve a two-year term and until his successor has been duly elected and qualified.

                              CONTINUING DIRECTORS

NAME OF NOMINEE               AGE     DIRECTOR SINCE      PRINCIPAL OCCUPATION LAST FIVE YEARS
---------------               ---     --------------      ------------------------------------
CLASS 1 DIRECTOR:

William C. O'Neil, Jr.       65     Inception             Member of the Board of Directors of the
                                                          Company; Chairman of ClinTrials from
                                                          September 1989 to 1998; President and
                                                          Chief Executive Officer of ClinTrials from
                                                          September 1989 to February 1, 1998;
                                                          Director of American HealthWays, a
                                                          specialty health care service company;
                                                          Director of Sigma Aldrich Corp., a
                                                          manufacturer of research chemicals; and
                                                          Director of Central Parking.

CLASS 2 DIRECTOR:

J. Bransford Wallace         68     February              Member of the Board of Directors of the Company;
                                    1997                  Chairman Emeritus of Willis Corroon
                                                          Corporation, an international provider of
                                                          insurance services, from April 1994 to
                                                          present; Chairman of Global Retail
                                                          operations and Director of Willis Corroon
                                                          Group, PLC from October 1990 to January
                                                          1994; Director of NationsBank of
                                                          Tennessee; founding Chairman of the
                                                          Quality Insurance Congress, an
                                                          organization emphasizing quality in the
                                                          insurance industry; and, Member of the
                                                          Board of ESC Strategic Funds, an
                                                          investment strategy organization.

         The Board of Directors currently has standing Audit, Executive, and Compensation Committees. The Board of Directors does not have a nominating committee.

         The Executive Committee presently is composed of three directors:
Birkett, Richardson, and Nelson. The Delaware General Corporation Law and the Company's Bylaws provide that the Board may designate such a committee from their number to carry out the functions of the Board as permitted by law. Between meetings of the Board, the Executive Committee may exercise all powers of the Board. During 1999, the Executive Committee held no separate meetings.

         The Audit Committee presently is composed of three directors: Wallace, Nelson and O'Neil. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to audit function, and review and setting of internal policies and procedures regarding audits, accounts and financial controls. During 1999, the Audit committee held three meetings.

         The Compensation Committee presently is composed of two directors:
Nelson and O'Neil. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including benefits under the Company's compensation plans and general review of the Company's employee compensation policies. During 1999, the Compensation Committee held one meeting and unanimously adopted one written consent action.

         During the Company's fiscal year ended December 31, 1999, its Board of Directors held four regular meetings and three special meetings and unanimously adopted four written consent action. Each director named above, during the period in which he served in 1999, attended meetings or executed written consent actions with respect to at least 75% of the meetings and consent actions of the Board of Directors and of the committees on which he or she served.

         A plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting of Stockholders and entitled to be voted is required to elect the nominee. THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of Arthur Andersen LLP was appointed by the Board of Directors to serve as the Company's Independent Public Accountants for the fiscal year ended December 31, 1999. It is expected that Arthur Andersen LLP will be appointed to serve as the Company's auditor for the current fiscal year. A representative of that firm will be present at the meeting with the opportunity to make a statement if he so desires and to respond to questions.

                 DEADLINE FOR SUBMITTING STOCKHOLDERS PROPOSALS

         Any proposal by a stockholder for consideration at the 2001 Annual Meeting of Stockholders must be received by the Company's principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 no later than February 27, 2001, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2001 annual meeting. Stockholders who intend to present a proposal at the 2001 Annual Meeting without inclusion of such proposal in the Company's proxy materials are required to provide such proposals to the Company no later than May 14, 2001.

                              AVAILABILITY OF 10-K

         Upon the written request of any record holder or beneficial owner of the Common Stock entitled to vote at the annual meeting, the Company will provide without charge, a copy of its Annual Report on Form 10-K for the year ending December 31, 1999, including financial statements and financial statement schedules, as filed with the Securities and Exchange Commission ("SEC"). The request should be mailed to: Secretary, Advocat Inc., 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067. A request via facsimile may be submitted to (615) 771-7409.

         Additionally, a copy is retrievable free of charge through the EDGAR system maintained by the SEC. The Company's SEC filings, including the Annual Report on Form 10-K, can be accessed through the Company's website: http://www.irinfo.com/avc.

                                  OTHER MATTERS

         The management of the Company is not aware of any other matters to be brought before the Annual Meeting of Stockholders. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

         EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE MAY, IF HE WISHES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON. IN ADDITION, A STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE SUCH PROXY IS VOTED.

PROXY                             ADVOCAT INC.                             PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 27, 2000
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Dr. Charles W. Birkett and Mr. James F. Mills, Jr., or either of them, as proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Advocat Inc., to be held on July 27, 2000, at 9:00 a.m. Central Daylight Time, at 1800 First American Center, 315 Deaderick Street, Nashville, Tennessee, and at any adjournments or postponements thereof, in accordance with the following instructions:

(1) Election of Class 3 Directors:

    CHARLES W. BIRKETT, M.D.                              EDWARD G. NELSON
    [ ] FOR the nominee listed above                      [ ] FOR the nominee listed above
    [ ] WITHHOLD AUTHORITY to vote for the above          [ ] WITHHOLD AUTHORITY to vote for the above
        listed nominee                                        listed nominee

(2) Election of Class 2 Director:

    PAUL RICHARDSON
    [ ] FOR the nominee listed above
    [ ] WITHHOLD AUTHORITY to vote for the above listed nominee

                          (Continued on reverse side)

(3) In their discretion, or such other matters as may properly come before the meeting.

     [ ] FOR DISCRETION         [ ] AGAINST DISCRETION         [ ] ABSTAIN

    THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES IN THE ELECTION OF DIRECTORS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
                PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

                                                Dated:                    , 2000
                                                      --------------------

                                                --------------------------------

                                                Dated:                    , 2000
                                                      --------------------

                                                --------------------------------
                                                Signature(s) of shareholder(s)
                                                should correspond exactly with
                                                the name(s) printed hereon.
                                                Joint owners should each sign
                                                personally. Executors,
                                                administrators, trustees, etc.,
                                                should give full title and
                                                authority.